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                                                                     EXHIBIT 4.3










                            B.I. SYSTEMS CORPORATION

                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                            Dated as of May _, 1997







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                                TABLE OF CONTENTS

                                                                            Page

SECTION 1      AUTHORIZATION AND SALE .......................................  1
    1.1        Authorization of the Series B Preferred Stock ................  1
    1.2        Purchase and Sale of Series B Preferred Stock ................  1

SECTION 2      CLOSING DATE; DELIVERY .......................................  1
    2.1        Closing Date .................................................  1
    2.2        Delivery .....................................................  1
    2.3        Additional Closings ..........................................  2

SECTION 3      REPRESENTATIONS AND WARRANTIES OF THE COMPANY ................  2
    3.1        Organization and Standing; Charter and By-laws ...............  2
    3.2        Capitalization ...............................................  2
    3.3        Corporate Power; Authorization ...............................  3
    3.4        Validity of Securities .......................................  3
    3.5        Litigation ...................................................  3
    3.6        Employee Benefit Plans .......................................  3

SECTION 4      REPRESENTATIONS, WARRANTIES OF THE PURCHASERS AND
               RESTRICTIONS ON TRANSFER IMPOSED BY THE ACT ..................  4
    4.1        Representations and Warranties ...............................  4
               4.1.1 Authorization ..........................................  4
               4.1.2 Investment .............................................  4
               4.1.3 Federal Securities Law .................................  5
               4.1.4 State Securities Laws ..................................  5
    4.2        Transfer of Securities .......................................  5
               4.2.1 Legend .................................................  5
               4.2.2 Restrictions on Transfer ...............................  6
               4.2.3 Termination of Restrictions and Removal of Legend.......  6

SECTION 5      CONDITIONS TO OBLIGATIONS OF THE PURCHASERS ..................  7
    5.1        Representations and Warranties Correct; Performance of
               Obligations ..................................................  7
    5.2        Consents and Waivers .........................................  7
    5.3        Certificate of Incorporation..................................  7
    5.4        Minimum Proceeds .............................................  7
    5.5        Recapitalization .............................................  7

SECTION 6     CONDITIONS TO OBLIGATIONS OF THE COMPANY ......................  7

SECTION 7     RIGHT OF FIRST OFFER AND COVENANTS OF THE COMPANY  ............  8
    7.1        Right of First Offer .........................................  8
    7.2        Covenants ....................................................  9


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    7.3        Termination .................................................. 10
    7.4        Right of First Refusal on Williams' Shares and the
               Purchasers' Shares ........................................... 11

SECTION 8      REGISTRATION RIGHTS .......................................... 13
    8.1        Definitions .................................................. 13
    8.2        Company Registration ......................................... 13
    8.3        Demand Registration .......................................... 14
    8.4        Obligations of the Company ................................... 14
    8.5        Furnish Information .......................................... 15
    8.6        Underwriting Requirements .................................... 15
    8.7        Delay of Registration ........................................ 16
    8.8        Indemnification .............................................. 16
    8.9        Reports Under Securities Exchange Act of 1934 ................ 18
    8.10       Form S-3 Registration ........................................ 18
    8.11       Expenses of Registration ..................................... 19
    8.12       Assignment of Registration Rights ............................ 19
    8.13       "Market Stand-Off" Agreement ................................. 19
    8.14       Limitations on Subsequent Registration Rights ................ 20
    8.15       Amendment of Registration Rights ............................. 20
    8.16       Termination .................................................. 20

SECTION 9      BOARD OF DIRECTORS ........................................... 20
    9.1        Composition of Board ......................................... 20
    9.2        Removal of Directors ......................................... 21
    9.3        Election of Directors ........................................ 21
    9.4        Voting Agreement ............................................. 21
    9.5        Termination .................................................. 21

SECTION 10     MISCELLANEOUS ................................................ 21
    10.1       Waivers and Amendments ....................................... 21
    10.2       Governing Law ................................................ 22
    10.3       Successors and Assigns ....................................... 22
    10.4       Entire Agreement ............................................. 22
    10.5       Notices, Etc ................................................. 22
    10.6       Delays or Omissions .......................................... 23
    10.7       Severability ................................................. 23
    10.8       Titles and Subtitles ......................................... 23
    10.9       Counterparts ................................................. 23
    10.10      Expenses ..................................................... 23


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EXHIBITS

     A.        Form of Amended and Restated Certificate of Incorporation

     B.        Description of Recapitalization

     C.        Form of Confidential Statement of Investor Suitability

SCHEDULES

     1.        Schedule of Purchasers

     4.1.3     Definition of Accredited Investor







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                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is
dated as of the day of    May, 1997 by and among B.I. Systems Corporation, a
Delaware corporation (the "Company"), the persons listed on Schedule 1 attached hereto (each of whom is referred to herein individually as a "Purchaser" and collectively as the "Purchasers") and, solely for the purposes of Section 7.4,
Section 9 and Section 10 of this Agreement, Jeffrey S. Williams ("Williams").

                                   SECTION 1
                             AUTHORIZATION AND SALE

         1.1 Authorization of the Series B Preferred Stock. The Company has authorized the sale and issuance of up to 2,000,000 shares of its Series B Preferred Stock (the "Series B Shares") to the Purchasers thereof as listed on
Schedule 1 attached hereto. The Series B Shares shall have the rights, privileges and preferences set forth in the Company's Amended and Restated Certificate of Incorporation attached as Exhibit A hereto (the "Certificate of Incorporation").

         1.2 Purchase and Sale of Series B Preferred Stock. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company agrees to issue and sell to the Purchasers, and each of the Purchasers agrees to purchase from the Company, the number of Series B Shares set forth opposite such Purchaser's name on Schedule 1 attached hereto, at a cash purchase price of $1.00 per share.

                                    SECTION 2
                             CLOSING DATE; DELIVERY

         2.1 Closing Date. The purchase and sale of the Series B Shares hereunder shall occur at a closing (the "Closing") to be held at Mackowski & Shepler, 343 Sansome Street, Suite 1215, San Francisco, California, on May 7, 1997 or at such other time and place as shall be mutually agreed upon by the Company and the Purchasers (the "Closing Date").

         2.2 Delivery. Subject to the terms of this Agreement, at the Closing, the Company will deliver to each of the Purchasers a certificate representing the Series B Shares registered in such Purchaser's name equal to the number of Series B Shares set forth opposite the name of such Purchaser on Schedule 1 attached hereto, against payment of the purchase price by (at the option of the Company) either cashier's check payable in immediately available funds to the order of the Company or by a wire transfer of funds to the order of the Company.


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         2.3 Additional Closings. The Company may sell up to the balance of the authorized shares of Series B Preferred Stock not sold at the Closing as it shall elect, at a price not less than $1.00 per share. Upon execution of a signature page counterpart and without need for an amendment hereto except to add such purchaser's name to Schedule 1 hereto, any such purchaser shall become a party to this Agreement, shall be deemed a "Purchaser" for purposes of this Agreement and shall have the rights and obligations hereunder.

                                    SECTION 3
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise expressly indicated in the Schedules attached hereto, the Company hereby represents and warrants to the Purchasers as follows:

         3.1 Organization and Standing; Charter and By-laws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company is authorized to exercise all of its corporate powers, rights and privileges. True and accurate copies of the Certificate of Incorporation and the by-laws of the Company, each as it will be in effect at the Closing, have been delivered to the Purchasers.

         3.2 Capitalization. The authorized capital stock of the Company on the date of the Closing will consist of 15,000,000 shares of $.001 par value common stock ("Common Stock") and 4,000,000 shares of $.001 par value Preferred Stock (the "Preferred Stock"), 2,000,000 of which have been designated Series B Preferred Stock and 50,000 of which have been designated Series M Preferred Stock. Assuming the completion of the recapitalization described in Exhibit B attached hereto (the "Recapitalization"), no Preferred Stock will be outstanding at the date of the Closing. The Series B Shares will have the rights, preferences and privileges set forth in the Certificate of Incorporation. Upon completion of the Recapitalization, there will be 31,280 shares of Common Stock issued and outstanding. The Company has reserved 6,060,000 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, 270,027 shares of Common Stock for issuance upon conversion of the Series M Preferred Stock and 1,590,000 shares of Common Stock for issuance to employees, consultants and directors under its 1994 Omnibus Equity Incentive Plan (the "Stock Plan") pursuant to which, prior to the Recapitalization, options to acquire an aggregate of 194,500 shares were outstanding. The Company intends to offer the holders of such options the right to exchange their existing options for new options which, upon completion of the Recapitalization, will entitle them to acquire the number of shares of Common Stock specified in their existing option agreement, but at an exercise price of $0.33 per share. The Stock Plan was adopted by the Board of Directors and stockholders of the Company in July 1994 and amended in April 1997. Except as set forth herein or as described in the description of the Recapitalization and except for the proposed sale of the Series M Preferred Stock, there are no outstanding rights, options, warrants, preemptive rights, conversion rights or agreements for the purchase, acquisition or receipt from the Company of any shares of capital stock or any other securities of the Company. The




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Company is not a party to any existing agreement with any person or entity which requires the Company to purchase from such person or entity any of its capital stock, any securities convertible into or exchangeable or exercisable for any of its capital stock, or any right, options or warrants for its capital stock. All outstanding securities of the Company, including the Series B Shares, have been issued in accordance with all applicable state and federal securities laws.

         3.3 Corporate Power; Authorization. The Company has all requisite legal and corporate power to enter into this Agreement, to issue and sell the Series B Shares as provided hereunder, and to carry out and perform its obligations under the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and stockholders that is necessary for the authorization, execution and delivery of this Agreement by the Company, for the performance of the Company's obligations hereunder and for the issuance and delivery of the Series B Shares has been taken; and this Agreement constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) judicial principles respecting or limiting the availability of specific performance, injunctive relief and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

         3.4 Validity of Securities. The Series B Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free and clear of any liens, encumbrances or restrictions of any kind; provided, however, that the Series B Shares may be subject to restrictions on transfer under state and federal securities laws. The Common Stock issuable upon conversion of the Series B Shares has been duly and validly reserved and, upon issuance in accordance with the terms of this Agreement and the Certificate of Incorporation, will be duly and validly issued, fully paid and nonassessable and will be free and clear of any liens, encumbrances or restrictions of any kind; provided, however, that the Common Stock may be subject to restrictions on transfer under state and federal securities laws.

         3.5 Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or related to the business conducted by the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

         3.6 Employee Benefit Plans. Except for the Company's 401(k) Plan, short-term and long-term disability plans, prescription drug plan and medical, dental and life insurance plans, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

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                                    SECTION 4
                  REPRESENTATIONS, WARRANTIES OF THE PURCHASERS
                 AND RESTRICTIONS ON TRANSFER IMPOSED BY THE ACT

         4.1 Representations and Warranties. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, and only as to itself, as follows:

             4.1.1 Authorization. (a) All action on the part of such Purchaser necessary for the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby has been taken and, assuming due execution and delivery by the Company, this Agreement constitutes a legal, valid, binding and enforceable obligation of such Purchaser, subject to: (i) judicial principles respecting or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights.

             (b) If the Purchaser is an entity, trust, pension fund or IRA account (an "Entity"), the Entity and the person signing on its behalf represent and warrant that: (i) such Entity is an existing entity, and has not been organized or reorganized for the purpose of making this investment (or if not true, such fact shall be disclosed to the Company in writing along with information concerning the beneficial owners of the Entity), (ii) the undersigned has the authority to execute this Agreement and the Confidential Statement of Investor Suitability attached as Exhibit C hereto and any other documents in connection with an investment in the Series B Shares on the Entity's behalf, and (iii) the Entity has the power, right and authority to invest in the Series B Shares and enter into the transactions contemplated hereby, and the investment is suitable and appropriate for the Entity and its beneficiaries (given the risks and illiquid nature of the investment).

             4.1.2 Investment.

             (a) Such Purchaser has been advised that the Series B Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or registered or qualified under any applicable state securities laws on the ground that no distribution or public offering of the Series B Shares is to be effected, and that in this connection the Company is relying in part on the representations of such Purchaser set forth in this Section 4;

             (b) Such Purchaser has been further advised that no public market now exists for any of the securities issued by the Company and that a public market may never exist for the Series B Shares;

             (c) Such Purchaser is purchasing the Series B Shares for its own account and not for any other person;

             (d) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated

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hereunder, is able to bear the risks of an investment in the Company, and could afford a complete loss of such investment;

             (e) Such Purchaser is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Series B Shares; and

             (f) Such Purchaser has had the opportunity to ask questions regarding the Company and the Company has provided information in response to the questions.

             4.1.3 Federal Securities Law. In order to enable the Company to determine whether the sale of the Series B Shares is exempt from registration under the Act, such Purchaser represents that it is an Accredited Investor (as defined in Schedule 4.1.3 hereof), has completed truthfully the appropriate items in the Confidential Statement of Investor Suitability attached as Exhibit C hereto, and is acquiring the Series B Shares for its own account, for investment, and not with a view to, or for sale in connection with, any distribution thereof.

             4.1.4 State Securities Laws. The address of such Purchaser set forth on Schedule 1 attached hereto is the Purchaser's true and correct residence or place of business.

         4.2 Transfer of Securities. Neither the Series B Shares nor the shares of Common Stock issuable upon conversion of the Series B Shares shall be transferable except upon the conditions specified in this Section 4.2, which conditions are intended to insure compliance with the provisions of the Act with respect to the transfer of such securities.

             4.2.1 Legend. Unless and until otherwise permitted by this Section 4.2, each certificate representing (i) the Series B Shares or (ii) the Company's Common Stock issued upon conversion of the Series B Shares, will be endorsed with a legend substantially in the following form:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR (B) THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID

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         SECURITIES ACT AND ANY APPLICABLE
         STATE SECURITIES LAWS."

             4.2.2 Restrictions on Transfer. The Series B Shares and the Common Stock issuable upon the conversion of the Series B Shares shall not be sold, assigned, pledged or transferred, and the Company shall not be required to register any such sale, assignment, pledge or transfer, unless and until one of the following events shall have occurred:

             (a) the Company shall have received an opinion of counsel, in form and substance reasonably acceptable to the Company and its counsel, stating that the contemplated transfer is exempt from registration under the Act as then in effect, and the Rules and Regulations of the Securities and Exchange Commission (the "Commission") thereunder and any applicable state securities laws;

             (b) the Company shall have been furnished with a letter from the Commission in response to a written request in form and substance acceptable to counsel for the Company setting forth all of the facts and circumstances surrounding the contemplated sale, assignment, pledge or transfer, stating that the Commission will take no action with regard to the contemplated sale, assignment, pledge or transfer; or

             (c) the Series B Shares, or the Common Stock issuable upon conversion of the Series B Shares, are transferred pursuant to a registration statement which has been filed with the Commission and has become effective.

         Within five business days after delivery to the Company and its counsel of an opinion described in clause (a) above, the Company either shall deliver to the proposed transferor a statement to the effect that such opinion is not satisfactory in the reasonable opinion of its counsel (and shall specify in detail the legal analysis supporting any such conclusion) or shall authorize the Company's transfer agent to make the requested transfer. The restrictions set forth in this Section 4.2.2 shall not apply to transfers by a Purchaser which is a partnership to a current or former general or limited partner of such partnership provided that the partner agrees in writing to be subject to the terms hereof to the same extent as if he, she or it were a party hereto.

             4.2.3 Termination of Restrictions and Removal of Legend. The restrictions on transfer imposed by this Section 4.2 shall cease and terminate as to the Series B Shares and the Common Stock issuable upon conversion of the Series B Shares, when (i) such securities (as applicable) shall have been effectively registered under the Act and sold by the holder thereof in accordance with such registration, or (ii) an acceptable opinion as described in
Section 4.2.2(a) or a "no action" letter described in Section 4.2.2(b) states that all future transfers of such securities by the transferor or the contemplated transferee would be exempt from registration under the Act. When the restrictions on transfer contained in this Section 4.2 have terminated as provided above, the holder of the securities as to which such restrictions shall have terminated or the transferee of such

                                        6


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holder shall be entitled to receive promptly from the Company, without expense to him, new certificates not bearing the legends set forth in Section 4.2.1 hereof.

                                    SECTION 5
                   CONDITIONS TO OBLIGATIONS OF THE PURCHASERS

         The obligation of the Purchasers to purchase the Series B Shares at the Closing is subject to each of the following conditions having been fulfilled on or prior to the Closing Date or waived by the Purchasers in accordance with the provisions of Section 9.1 hereof:

         5.1 Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date; and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

         5.2 Consents and Waivers. The Company shall have obtained any and all consents, permits and waivers and made all filings necessary or appropriate for consummation of the transactions contemplated by this Agreement.

         5.3 Certificate of Incorporation. The Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

         5.4 Minimum Proceeds. There shall be issued at the Closing, Series B Shares with an aggregate purchase price of at least $850,000.

         5.5 Recapitalization. The Recapitalization shall have been completed such that immediately prior to or simultaneously with the Closing the Company shall have no outstanding Series A Preferred Stock and the Company shall have no further obligations pursuant to its 15.0% Subordinated Debentures or the promissory note issued to Millipore Corporation.

                                    SECTION 6
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

         The Company's obligation to issue, sell and deliver the Series B Shares at the Closing is subject to the following conditions having been fulfilled on or prior to the Closing Date or waived by the Company in accordance with the provisions of Section 9.1 hereof: The representations and warranties made by the Purchasers in Section 4 hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date and the conditions set forth in Sections 5.2, 5.3, 5.4 and 5.5 hereof shall have been satisfied.


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                                    SECTION 7
                RIGHT OF FIRST OFFER AND COVENANTS OF THE COMPANY

         7.1 Right of First Offer.

             (a) Subject to the terms and conditions specified in this Section 7.1, the Company hereby grants to each Purchaser a right to participate in future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 7.1 and Section 7.4, Purchaser includes any partners or retired partners (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Series B Shares or Common Stock issued upon conversion thereof by gift, will or intestate succession) of a Purchaser. A Purchaser shall be entitled to apportion the right of first offer hereby granted it among itself and its partners in such proportions as it deems appropriate.

             (b) Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of a portion of such Shares (as determined in subsection (2) below) to each Purchaser in accordance with the following provisions:

                 (1) The Company shall deliver a written notice ("Notice") to the Purchasers stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

                 (2) Within 10 calendar days after receipt of the Notice, any
             Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion (such Purchaser's "Proportion") that the number of shares of Common Stock held by such Purchaser (including for such calculation any shares issuable upon conversion of any capital stock convertible into Common Stock) bears to the total number of shares of Common Stock of the Company then outstanding held by the Purchasers and other persons who have been granted a right of first offer (assuming for such calculation any shares issuable upon conversion of any capital stock convertible into Common Stock).

                 (3) The Company may during the 10-day period following the expiration of the 10-day period provided in subsection (2) hereof, offer the remaining unsubscribed portion of such Shares which the Purchasers have not elected to purchase to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within 90 days of the expiration of such 10-day period, or if such agreement is not


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







             consummated within 120 days following the expiration of such 10-day period, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Purchasers in accordance herewith.

                 (4) The right of first offer in this Section 7.1 shall not be applicable (i) to the issuance or sale of shares of Common Stock (as adjusted to reflect any stock splits, combinations or other events involving the Common Stock) to employees, consultants or members of the Board of Directors pursuant to employee or director stock plans which are approved in writing by the Company's Board of Directors, (ii) to the Public Offering (as defined in Section 7.3 hereof) or to any offering of Shares after consummation of the Public Offering, (iii) to the issuance of securities pursuant to the conversion or exercise of presently outstanding convertible or exercisable securities, (iv) to any Common Stock issued upon conversion of the Series B Preferred Stock, the Series M Preferred Stock or other series of Preferred Stock issued pursuant to the Certificate of Incorporation, (v) to securities issued in connection with any acquisition or business combination transaction approved by the Board of Directors of the Company, or (vi) to securities issued in connection with equipment lease financings or other financings with commercial lenders or in strategic transactions involving the Company and other entities including joint ventures or marketing, distribution or development arrangements, in each case provided that any issuance pursuant to subsection (vi) has been approved by the Board of Directors of the Company.

         7.2 Covenants.

             (a) Taxes. The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments, and governmental charges or levies imposed upon the income, profits, property, or business of the Company; provided, however, that any such tax, assessment, charge, or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereof.

             (b) Maintain Properties. The Company will keep its properties in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time will make all necessary and proper repairs, renewals, replacements, additions, and improvements thereto.

             (c) Maintain Corporate Existence. The Company shall maintain in full force and effect its corporate existence, rights, and franchises and all material licenses and other material rights to use processes, licenses, trademarks, trade names, or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business.

             (d) Insurance. The Company will maintain insurance of the types and in the amounts generally deemed adequate for its business.

             (e) Without the approval in writing of the Company's Board of Directors, the Company will not make or incur any expenditure (including, without limitation, capital expenditures, acquisitions and capitalized leases) or guarantee, assume or otherwise become directly or indirectly liable for any indebtedness (including capitalized leases) which, individually or in combination with related expenditures, guarantees or assumptions subject to a common commitment, exceed $250,000.

             (f) Without the written consent of the holders of Series B Shares and shares of Common Stock issued upon conversion of Series B Shares equivalent to more than 66-2/3% of the total number of Series B Shares (treated as if converted to Common Stock) and shares of Common Stock issued upon conversion of Series B Shares, the Company will not (i) issue additional Shares except (A) up to 2,000,000 Series B Shares issued pursuant to this Agreement, and (B) up to 50,000 shares of Series M Preferred Stock issued to Millipore Corporation, and
(C) Shares to which Section 7.1 is not applicable pursuant to clause (v) or clause (vi) of Section 7.1(b)(4), but not more than 1,590,261 Shares (appropriately adjusted for any stock splits, stock dividends, combinations and similar events) or, if less, 20% of the then-outstanding Shares (outstanding Preferred Stock being counted as if converted to Common Stock and other outstanding convertible securities, warrants and options being counted as if converted to, or exercised for, Common Stock), and (D) Shares to which Section
7.1 is not applicable pursuant to any of clauses (i) through (iv) of Section 7.l(b)(4); or (ii) merge or consolidate with or into any other entity or recapitalize or effect a share exchange, except as permitted by the preceding, clause (i); or (iii) grant any person preemptive rights or the right to purchase Shares other than pursuant to employee or director stock plans which are approved in writing by the Company's Board of Directors.

         7.3 Termination. The right of first offer set forth in Section 7.1, the covenants set forth in Section 7.2 hereof and the right of first refusal set forth in Section 7.4 hereof shall terminate upon the earlier to occur of (i) the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Company's Common Stock where the gross proceeds to the Company are not less than $7,500,000, where the public offering price is not less than $0.75 per share (adjusted to reflect any stock splits, combinations or similar events after the date hereof) and which results in the Company's Common Stock being traded on an exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") or quoted on the NASDAQ National Market System (the "Public Offering") and (ii) the closing of the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the Company's capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary.

         7.4 Right of First Refusal on Williams' Shares and the Purchasers' Shares.

             7.4.1 If Williams or any Purchaser wishes to transfer any securities of the Company issued to such person at any time (each such person, a "Selling Stockholder") except in a Permitted Transfer, the Selling Stockholder shall do so only for cash, unsecured promissory notes, cash equivalents, or a combination of the foregoing, and shall first give written notice (the "Offer Notice") to the Company, identifying the securities proposed to be transferred (the "Offered Securities"), identifying the proposed transferee, and stating the price at which, and other material terms on which, the Selling Stockholder wishes to transfer the Offered Securities, including the date of the proposed transfer.

             7.4.2 Delivery of an Offer Notice to the Company shall constitute an offer to transfer the Offered Securities, in whole but not in part (the "Offer"), first to the Company, and then to the Purchasers, pursuant to this
Section 7.4, at the price and on the other material terms described in the Offer Notice.

             7.4.3 Within seven calendar days after it receives an Offer Notice, the Company will deliver a copy of the Offer Notice to each Purchaser.

             7.4.4 The Company may elect, by written notice delivered to the Selling Stockholder not later than fourteen calendar days after the Company receives the Offer Notice, to accept the Offer with respect to all of the Offered Securities.

             7.4.5 If the Company does not elect to accept an Offer, then within seven calendar days after the expiration of the period specified in Section 7.4.4, the Company will notify each Purchaser of the Purchaser's rights under
Section 7.4.6.

             7.4.6 If the Company does not elect to accept an Offer within the period specified in Section 7.4.4, then each of the Purchasers may elect to accept the Offer with respect to all or any portion of the Offered Securities, but at least the Purchaser's Proportion of the Offered Securities, by written notice delivered to the Company not later than twenty-one calendar days after the Purchaser received the Offer Notice.

             7.4.7 If Purchasers which accept the Offer ("Participants") elect, in the aggregate, to accept all of an Offer, then the Participants shall participate in the purchase of the Offered Securities in the following proportions:

                    (a) first, each Participant shall purchase the Participant's Proportion of the Offered Securities, and

                    (b) then, if there are any Offered Securities remaining unpurchased, those Participants who elected to purchase more than their Proportion shall purchase the remaining Offered Securities in the relative proportions of the amounts by which each of them elected to purchase more than his, her or its Proportion, or in such other proportions on which the Participants shall agree.

             7.4.8 If the Company or Participants elect to accept an Offer in its entirety, then the Selling Stockholder shall transfer the Offered Securities to the Company or the Participants, as the case may be, and the Company or the Participants, as the case may be, shall acquire the Offered Securities, at the price and on the other material terms described in the Offer Notice. The consummation of the transfer shall take place at the chief executive offices of the Company, on the date specified for the proposed transfer in the Offer Notice (but not earlier than sixty-three calendar days after the Company shall have received the Offer Notice), or at such other location or date on which the participants in the transaction agree in writing.

             7.4.9 If neither the Company nor Participants accept an Offer in its entirety, then the Selling Stockholder may transfer the Offered Securities (subject to the provisions of this Agreement other than this Section 7.4 and to any other agreements binding on the Selling Stockholder) to the transferee named in the Offer Notice, at any time within the period of 120 calendar days beginning on the date the Company received the Offer Notice. The provisions of this Section 7.4 shall again apply to any transfer of Offered Securities not transferred within such period.

             7.4.10 A "Permitted Transfer" is a transfer of securities to a Permitted Transferee if, prior to the consummation of the transfer, the Permitted Transferee shall have agreed in writing to be bound as a party to this Agreement by all the terms of this Agreement applicable to the Selling Stockholder. A "Permitted Transferee" means any of:

                    (a) the spouse or a lineal ancestor or descendant (whether natural or adopted) of the transferor;

                    (b) a trust all the beneficiaries (primary and contingent) of which are either the transferor or the spouse or a lineal ancestor or descendant (natural or adopted) of the transferor; or

                    (c) a partner in a transferor which is a partnership, or a stockholder of a transferor which is a limited liability company, which person receives the transfer as part of a distribution among partners, stockholders, or members, as the case may be, of the transferor.

                                    SECTION 8
                               REGISTRATION RIGHTS

         The Company covenants and agrees as follows:

         8.1 Definitions. For purposes of this Section 8:

             (a) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

             (b) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series B Preferred Stock or the Series M Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Series B Preferred Stock or Series M Preferred Stock, other Preferred Stock or Common Stock; provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as (1) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, and
(2) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(l) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale;

             (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

             (d) The term "Holder" means any person who is the record owner of Registrable Securities or the Series B Shares or the Series M Shares, or any assignee thereof in accordance with Section 8.12 hereof; and

             (e) The term "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Act.

         8.2 Company Registration. If (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 10.5, the Company shall, subject to the provisions of Sections 8.4, 8.5, 8.6 and 8.7, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, after the Company's initial public offering, the Company will not be required to give notice to the Holders of Registrable Securities if the underwriters managing the proposed offering have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any secondary shares in such offering. In the event the managing underwriters and the Company subsequently determine to add any secondary shares in the offering, such notice shall be provided, and each Holder shall have the registration rights provided in this Section 8.

         8.3 Demand Registration. Subject to the terms of this Agreement, in the event that the Company shall receive from the Holders of Series B Shares (or Common Stock issued upon conversion of Series B Shares) representing at least thirty percent (30%) of the Registrable Securities then outstanding, the Holders of Series M Preferred Stock), at any time after six (6) months after the effective date of the registration statement covering the Company's initial public offering, a written notice that it or they intend to offer or cause to be offered for public sale at least twenty-five percent (25%) of the Registrable Securities then outstanding (or any lesser percentage if the aggregate offering price to the public is greater than $5,000,000), the Company will so notify all Holders. Upon written request of any Holder given within fifteen (15) days after the receipt by such Holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holder (including the Holder giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible (a "Demand Registration"). The Company shall not be required to effect more than one (1) Demand Registration. If (i) in the good faith judgment of the Board of Directors of the Company, a Demand Registration would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to each Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future, then the Company shall have the right to defer such filing for the period during which such Demand Registration would be materially detrimental, provided that the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request for a Demand Registration, and more than once in any 12-month period.

         8.4 Obligations of the Company. Whenever required under Section 8.2 or
8.3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

             (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days or until all of the securities registered thereunder are sold, whichever occurs sooner.

             (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

             (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

             (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

             (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

             (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         8.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 8 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

         8.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 8.2 or 8.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the persons entitled to select the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling stockholders according to the total amount of securities owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder" and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

         8.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 8.

         8.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 8:

             (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by one law firm retained by them (or such additional law firms retained by a Holder or Holders if such Holder or Holders reasonably believe there exists a conflict of interest among them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 8.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company

(which consent shall not be unreasonably withheld), nor shall the Company be liable in any, such case for any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

             (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 8.8(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 8.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 8.8(b) exceed the net proceeds from the offering received by such Holder.

             (c) Promptly after receipt by an indemnified party under this
Section 8.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8.8, but the failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.8.

                  (d) The obligations of the Company and Holders under this
Section 8.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 8, and otherwise.

         8.9 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                  (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         8.10 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 for a public offering the aggregate offering price of which would exceed $1,000,000, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 8.10:
(i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 8.10; (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations for the Holders pursuant to Section 8.2, 8.3 or this Section 8.10; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

         8.11 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to a total of three registrations, whether pursuant to Section 8.2, 8.3 or 8.10 or a combination thereof, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them (which the Company may request be the Company's counsel if such counsel is reasonably acceptable to such selling Holders), but excluding underwriting discounts and commissions and stock transfer taxes relating to Registrable Securities.

         8.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 8 may only be assigned to a purchaser, assignee or transferee of the underlying Registrable Securities.

         8.13 "Market Stand-Off" Agreement. Each Purchaser hereby agrees that for a period of 180 days following the effective date of the first registration statement of the Company covering common stock filed on Form S-1 under the Act and for any registration effected pursuant to Sections 8.2, 8.3 or 8.10 (provided the Holders are given written notice of the offering at least fifteen
(15) days prior to the Company's filing with the SEC of a registration statement relating thereto), it shall not, unless otherwise agreed by the Company and the managing underwriters, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

         In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Purchaser (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         8.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include such securities in any registration filed under Section 8.2, 8.3 or 8.10 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

         8.15 Amendment of Registration Rights. Any provision of this Section 8 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

         8.16 Termination. The rights provided in this Section 8 shall terminate on the fifth anniversary of the closing of the Company's initial public offering pursuant to which the Company registers shares of Common Stock under the Act and following shortly thereafter or concurrently therewith registers its Common Stock under the 1934 Act.

                                    SECTION 9
                               BOARD OF DIRECTORS

         9.1 Composition of Board. The Company, each of the Purchasers and Williams agree that, so long as the Voting Agreement set forth in this Section remains in effect, each of them shall take all action necessary from time to time (including, without limitation, the voting of securities of the Company, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board, the waiving of notice and attendance at meetings) to maintain the membership of the Board as follows:

                  (a) The chief executive officer of the Company shall serve as a director of the Company;

                  (b) As long as it owns stock of the Company, American Healthcare Fund II, L.P. shall have the right to designate one person to serve as a director of the Company;

                  (c) As long as either Matthew Mackowski ("Mackowski") or Robert Shepler ("Shepler") owns stock of the Company, Mackowski and Shepler shall each have the right to designate one person to serve as a director of the Company; and

                  (d) The remaining directors shall be designated by the unanimous consent of the directors designated under clause (a), (b) and (c) of this Section 9.1.

The person or persons entitled to name a director pursuant to clause (b), (c) or
(d) of this Section 9.1, as the case may be, are referred to in this Section as the "Principals" with respect to that director. Notwithstanding the foregoing, the right of each Principal to name a director pursuant to clause (b) or (c) above shall terminate if such Principal owns Shares equivalent to less than fifty percent (50%) of the aggregate number of Shares held by such Principal (Preferred Stock being counted as if converted to Common Stock) immediately after the last Closing pursuant to Section 2.1 or 2.3 of this Agreement.

         9.2 Removal of Directors. If Principals give notice at any time to the Company, the other Purchasers and Williams that the individual then serving as a director of the Company at such Principals' designation is no longer their designee, then the Company, the Purchasers and Williams shall take all action necessary to remove the director so designated.

         9.3 Election of Directors. If an individual serving at any time as a director of the Company dies, or resigns, or is removed as a director of the Company, then the Company, the Purchasers and Williams shall take all action necessary to elect as a director of the Company any individual newly designated by the Principals with respect to the director who died, or resigned, or was removed.

         9.4 Voting Agreement. These Sections 9.1 through 9.4 are intended to be a voting agreement within the meaning of Section 218 of the Delaware General Corporation Law.

         9.5 Termination. The rights and obligations provided in this Section 9 shall terminate upon the closing of the Company's initial public offering pursuant to which the Company registers shares of its Common Stock under the Act.

                                   SECTION 10
                                 MISCELLANEOUS

         10.1 Waivers and Amendments. Except as to Section 8 in which case the provisions of Section 8.15 shall apply, with the written consent of the record or beneficial holders of more than 66-2/3 % of the aggregate of (i) the then outstanding number of shares of the Series B Shares (treated as if converted to Common Stock) and (ii) all shares of Common Stock obtained upon conversion of the Series B Shares, the obligations of the

Company and the rights of the holders of Series B Shares and the Common Stock obtained upon conversion of the Series B Shares under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its board of directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid percentages which are required to consent to any waiver or supplemental agreement, without the unanimous consent of the record or beneficial holders of all of the then outstanding number of shares of the Series B Shares or the shares of Common Stock obtained upon conversion of the Series B Shares. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company promptly shall give written notice thereof to the record holders of the then outstanding Series B Shares and the shares of Common Stock obtained upon conversion of the Series B Shares. This Agreement or any provision hereof may not be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 10.1; provided, however, that the conditions to Closing contained in Section 5 of this Agreement may only be waived by the Purchaser for itself.

         10.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within Delaware.

         10.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         10.4 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         10.5 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon the seventh day following mailing by registered air mail, postage prepaid, addressed (a) if to the Purchasers, as indicated on
Schedule 1 attached hereto, or at such other address as it shall have furnished to the Company, (b) if to the Company, to B.I. Systems Corporation, 525 Avis Drive, Ann Arbor, Michigan, 48108, and addressed to the attention of the corporate secretary, or at such other address as the Company shall have furnished to the Purchasers, or (c) if to any other holder of the Series B Shares or of Common Stock issued upon conversion of the Series B Shares at such address as such holder shall have furnished to the Company in writing, or, until such holder so furnishes an address to the Company, then to and at the address of the last holder of such Series B Shares or shares of Common Stock issued upon conversion of the Series B Shares, who so furnished an address to the Company. In addition, any notice delivered to an address outside the United States shall be duplicated by counterpart telex notice (if available).

         10.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any securities issued or sold or to be issued or sold hereunder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         10.7 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         10.8 Titles and Subtitles. The titles and subtitles of this Agreement are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.10 Expenses. The Company and each Purchaser shall pay its own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed themselves or by their respective representatives thereunto duly authorized as of the day and year first above written.

                                  B.I. SYSTEMS CORPORATION

                                  By:
                                     -----------------------------------------
                                               Jeffrey S. Williams
                                       President and Chief Executive Officer



                                  --------------------------------------------
                                  Jeffrey S. Williams, in his individual
                                  capacity but only as to Section 7.4, Section 9 and Section 10 of this Agreement



                        THE PURCHASERS SIGNATURES ARE ON
                     THE ATTACHED PURCHASER SIGNATURE PAGES.




                      SIGNATURE PAGE TO SERIES B PREFERRED
                            STOCK PURCHASE AGREEMENT

                            PURCHASER SIGNATURE PAGE

Please indicate the number of Series B Shares which you would like to purchase.

-----------


(Please note: As described in the Description of Recapitalization attached hereto as Exhibit B, each existing stockholder of the Company is being offered the right to purchase a specified percentage of the shares of Series B Preferred offered hereby (each, an "Allocation"). If all existing stockholders do not purchase the full amount of their Allocation, you may be able to purchase more than your Allocation. Accordingly, the number of shares which you indicate above may be greater than, equal to or less than your Allocation, but, if such number is greater than your Allocation, there can be no assurance that you will be able to purchase all of such shares.)

                                  PURCHASER:



                                  -----------------------------------------
                                                  SIGNATURE

                                  Name:
                                       ------------------------------------
                                                (Please Print)

                                  Title, if any:
                                                ---------------------------
                                                (Please Print)

                                  ADDRESS:


                                  -----------------------------------------

                                  -----------------------------------------

                                  -----------------------------------------
                                  Attn:
                                       ------------------------------------

                                  Tax ID No. or Social Security
                                  No., as applicable:
                                                     ----------------------

                            PURCHASER SIGNATURE PAGE


Please indicate the number of Series B Shares which you would like to purchase.

-----------

(Please note: As described in the Description of Recapitalization attached hereto as Exhibit B, each existing stockholder of the Company is being offered the right to purchase a specified percentage of the shares of Series B Preferred offered hereby (each, an "Allocation"). If all existing stockholders do not purchase the full amount of their Allocation, you may be able to purchase more than your Allocation. Accordingly, the number of shares which you indicate above may be greater than, equal to or less than your Allocation, but, if such number is greater than your Allocation, there can be no assurance that you will be able to purchase all of such shares


                                  PURCHASER:



                                  AMERICAN HEALTHCARE FUND II, L.P.
                                  a Delaware limited partnership

                                  By: Capital Health Venture Partners, its
                                      general partner

                                  By:
                                      --------------------------------------
                                      Dan J. Mitchell, General Partner

                                  ADDRESS:


                                  -----------------------------------------

                                  -----------------------------------------

                                  -----------------------------------------
                                  Attn:
                                       ------------------------------------

                                  Tax ID No. or Social Security
                                  No., as applicable:
                                                     ----------------------

                               FIRST AMENDMENT TO
                  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT (the "Amendment") is dated as of April 23, 1999, and is made by GENOMIC SOLUTIONS INC., a Delaware corporation (the "Company"), pursuant to Section 8.15 of the Series B Preferred Stock Purchase Agreement dated as of May 7, 1997 (the "Agreement"), by and between the Company, certain persons (the "B Investors") and for certain specified purposes, Jeffrey S. Williams ("Williams"). Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

                                   RECITALS:

         A. The Company, the B Investors and Williams entered into the Agreement, pursuant to which the B Investors acquired the Series B Shares and which provides for certain rights, privileges and restrictions applicable to the Series B Shares.

         B. The Company has authorized an additional borrowing of $6,000,000 from certain lenders (the "Lenders") in exchange for the issuance by the Company to the Lenders of subordinated promissory notes in the aggregate amount of $6,000,000 providing for, among other things, quarterly interest payments at 12% per annum and a five-year maturity, together with warrants to acquire up to 1,400,000 Shares of Common Stock with certain registration rights (the "Warrants)

         C. Under Section 8.15 of the Agreement, any provision of Section 8 of the Agreement may be amended with the written consent of the Company and the holders of a majority of the shares of the Common Stock of GSI issuable or issued upon conversion of the Series B Preferred Stock and the Series M Preferred Stock.

         D. The Company and a majority of the shares of the Common Stock of GSI issuable or issued upon conversion of the Series B Preferred Stock and the Series M Preferred Stock have consented in writing to amend Sections 8.1 and 8.2 of the Agreement to provide for and accommodate certain rights, privileges and restrictions with respect to the Warrants.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agreement is hereby amended as follows:

         SECTION 8.1 (F) IN THE FORM SET FORTH BELOW IS HEREBY ADDED TO SECTION 8.1:

                  "(f) The term "Warrantholders" means, collectively, those persons who are the record owners of the warrants issued on April 23, 1999, by the Company to certain purchasers pursuant to a Business Loan Agreement dated April 23, 1999, by and between the Company and such purchasers (the "Loan Agreement"), and any and all additional warrants issued thereafter pursuant to the terms and provisions of the Loan Agreement or such warrants."

         SECTION 8.2 IS HEREBY DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING SECTION 8.2:

                  "8.2 Company Registration.

                  (a) Subject to Section 8.2(b) below, if (but without any obligation to do so) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 10.5, the Company shall, subject to the provisions of Sections 8.4, 8.5, 8.6 and 8.7, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, after the Company's initial public offering, the Company will not be required to give notice to the Holders of Registrable Securities if the underwriters managing the proposed offering have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any secondary shares in such offering. If the managing underwriters and the Company subsequently determine to add any secondary shares in the offering, such notice shall be provided, and each Holder shall have the registration rights provided in this Section 8.

                  (b) The registration rights of the Holders pursuant to Section 8.2(a) above are subject to the demand registration rights of the Warrantholders, as more particularly described in the Registration Rights Agreement dated April 23, 1999, by and between the Company and the Warrantholders. The Company shall notify the Holders of any such registration unless the underwriters managing the proposed offering have advised the Company in writing that the inclusion of Registrable Securities in such registration will reduce the amount of shares of Common Stock requested by the Warrantholders to be included in such registration. The Company shall be required to include the Registrable Securities in any such demand registration only to the extent that such inclusion will not reduce the amount of shares of Common Stock requested by the Warrantholders to be included in the registration. Thereafter, to the extent that the total amount of Registrable Securities requested by the Holders to be included in such offering exceeds the amount of securities that the underwriters determine may be included in the offering, the Registrable Securities will be apportioned among the Holders according to the total amount of securities owned by each Holder or in such other proportions as shall mutually be agreed to by such Holders.

         Except as expressly set forth in this Amendment, the Agreement shall remain in full force and effect as executed and is hereby ratified and confirmed. If there is any inconsistency or conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern and control.

         This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (facsimile, photostatic or otherwise) of signatures to this Amendment shall be deemed to be originals and may be relied on to the same extent as the originals.

         This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its authorized representative as of the day and year first above written.

                                  GENOMIC SOLUTIONS INC.

                                  By: /s/ Jeffrey S. Williams
                                     --------------------------------------
                                              Jeffrey S. Williams
                                  Its:        President and
                                              Chief Executive Officer